EXHIBIT 99.1
601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Third Quarter 2009 Results
Core Earnings of $0.36 Per Diluted Share Before Non-Cash Charges
New Orleans, LA — October 28, 2009 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $24.4 million, or $0.31 per diluted share on revenue of $386.5 million for the third quarter of 2009. Net income for the third quarter of 2008 was $97.3 million, or $1.19 per diluted share on revenue of $490.3 million.
Excluding non-cash, pre-tax charges of $6.2 million related to its equity-method investments, the Company had adjusted net income of $28.4 million, or $0.36 per diluted share, for the third quarter of 2009, compared with adjusted net income of $85.0 million, or $1.04 per diluted share, for the third quarter of 2008. The third quarter 2009 charges to the Company’s equity-method investments include unrealized losses from hedging contracts and other non-cash items.
Operational factors impacting the third quarter include the following:
•	Total revenue decreased 21% as compared with the third quarter of 2008 (“year-over-year”) and increased 7% as compared with the second quarter of 2009 (“sequential”). The sequential change was primarily due to increased demand for production-related services and rental tools in international markets, and increased demand for well intervention services and liftboats in the Gulf of Mexico.

•	Well Intervention Segment revenue of $254.3 million decreased 20% year-over-year and increased 10% sequentially. Rental Tools Segment revenue was $100.8 million, a 26% decrease year-over-year and a 2% decrease sequentially. Marine Segment revenue of $31.3 million decreased 8% year-over-year and increased 14% sequentially.

•	Gulf of Mexico revenue was approximately $222.9 million, or 3% higher sequentially; domestic land revenue was approximately $71.4 million, a sequential decline of 4%; and international revenue was approximately $92.1 million, a sequential increase of 30%.
Terence Hall, Chairman and CEO of Superior, stated, “International demand for rental tools and production-related services coupled with increased demand for well intervention services and liftboats in the Gulf of Mexico more than offset activity declines in our domestic rental tools businesses. In our Well Intervention Segment, we benefitted from additional international activity in West Africa and Europe. In our Marine Segment, liftboat activity was higher due to increased utilization across most vessel classes and a full quarter of contribution from our two 265-foot class liftboats. Looking ahead, we expect the bottoming process in domestic land markets to continue. In addition, we anticipate seasonal factors will further reduce activity levels during the winter months in all major geographic markets.”
Well Intervention Segment
Third quarter revenue for the Well Intervention Segment was $254.3 million, a 20% decrease year-over-year and a 10% increase sequentially. Income from operations was $31.6 million, or 12% of segment revenue as compared with $90.3 million, or 28% of segment revenue, in the third quarter of 2008, and $27.6 million (excluding $92.7 million in special charges), or 12% of segment revenue, in the second quarter of 2009.
This segment experienced sequential increases in production-related service activity in all three major geographic regions. In the domestic land market, the biggest activity increases were in hydraulic workover and snubbing services. In the Gulf of Mexico, activity increased sequentially for the Company’s plug and abandonment services and all of the segment’s production-related services, with the largest increases coming from cased hole wireline, coiled tubing, hydraulic workover and snubbing services, and engineering and project management. International revenue in this segment increased due to well control work and sales of well control equipment in Nigeria, increased cased hole wireline and snubbing demand in Continental Europe, and work on the Company’s projects off the Angola coast.
Rental Tools Segment
Quarterly revenue for the Rental Tools Segment was $100.8 million, a 26% decrease year-over-year and a 2% decrease sequentially. Income from operations was $17.9 million, or 18% of segment revenue, as compared with $43.6 million, or 32% of segment revenue in the third quarter of 2008, and $20.1 million, or 20% of segment revenue in the second quarter of 2009. Activity declined in the domestic land market for stabilization equipment. Gulf of Mexico rentals decreased primarily due to fewer rentals of drill pipe in the deepwater Gulf of Mexico as a result of transition downtime for several ongoing projects. These declines were partially offset by a 17% increase in international revenue primarily due to increased rentals of drill pipe in Brazil and Colombia, and sales of accommodation units in the Middle East.
Marine Segment
Marine Segment revenue was $31.3 million, an 8% decrease year-over-year and a 14% increase sequentially. Income from operations was $5.1 million, or 16% of segment revenue, down from $6.5 million, or 19% of segment revenue in the third quarter of 2008, and up from $4.9 million, or 18% of segment revenue in the second quarter of 2009. Average daily revenue in the third quarter was approximately $340,000, inclusive of subsistence revenue, as compared with approximately $368,000 per day in the third quarter of 2008 and approximately $302,000 in the second quarter of 2009. Average fleet utilization was 62% as compared with 81% in the third quarter of 2008 and 53% in the second quarter of 2009. Utilization was higher across most liftboat classes. The results include a full quarter of contribution from the two 265-foot class liftboats, which were added to the fleet during the second quarter of 2009.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2009
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145'-155'	10	$6,385	35.5%
160'-175'	8	8,555	61.7%
200'	5	11,329	84.1%
230'-245'	3	27,330	92.4%
250'	2	30,691	83.7%
265'	2	41,247	78.3%
Equity-Method Investments
The Company’s third quarter 2009 loss in its equity-method investments includes the aforementioned unrealized losses from hedging contracts of $1.5 million and other non-cash charges of $4.7 million. Excluding these items, earnings from equity-method investments were $2.0 million.
Conference Call Information
The Company will host a conference call at 10:30 a.m. Central Time on Thursday, October 29, 2009. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9645. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, November 5, 2009 and may be accessed by calling 303-590-3030 and using the pass code 4169098#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material risk factors that are described in the Company’s Annual Report on

Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved. The Company cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2009 and 2008
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		As Adjusted		As Adjusted
		(Note 1)		(Note 1)
Oilfield service and rental revenues	$386,455	$490,282	$1,184,725	$1,334,256
Oil and gas revenues	—	—	—	55,072

Total revenues	386,455	490,282	1,184,725	1,389,328

Cost of oilfield services and rentals	215,674	236,610	635,407	649,839
Cost of oil and gas sales	—	—	—	12,986

Total cost of services, rentals and sales (exclusive of items shown separately below)	215,674	236,610	635,407	662,825

Depreciation, depletion, amortization and accretion	52,720	44,842	153,566	128,675
General and administrative expenses	63,425	68,379	188,694	204,411
Reduction in value of intangible assets	—	—	92,683	—
Gain on sale of businesses	—	—	—	40,946

Income from operations	54,636	140,451	114,375	434,363

Other income (expense):
Interest expense, net	(12,320)	(11,659)	(37,328)	(34,865)
Earnings (losses) from equity-method investments, net	(4,161)	23,167	(21,331)	19,359
Reduction in value of equity-method investment	—	—	(36,486)	—

Income before income taxes	38,155	151,959	19,230	418,857

Income taxes	13,736	54,665	6,923	150,667

Net income	$24,419	$97,294	$12,307	$268,190

Basic earnings per share	$0.31	$1.21	$0.16	$3.32

Diluted earnings per share	$0.31	$1.19	$0.16	$3.27

Weighted average common shares used in computing earnings per share:
Basic	78,188	80,538	78,126	80,691

Diluted	78,812	81,845	78,684	82,041

Note 1
On January 1, 2009, we adopted the provisions of a new accounting standard which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Statements of Operations for the three and nine months ended September 30, 2008 have been adjusted to comply with this standard on a retrospective basis.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(in thousands)

	9/30/2009	12/31/2008
	(Unaudited)	As Adjusted
		(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$34,282	$44,853
Accounts receivable, net	354,902	360,357
Income taxes receivable	8,506	—
Prepaid expenses	27,511	18,041
Other current assets	379,106	223,598

Total current assets	804,307	646,849

Property, plant and equipment, net	1,208,819	1,114,941
Goodwill	481,021	477,860
Equity-method investments	55,678	122,308
Intangible and other long-term assets, net	37,139	128,187

Total assets	$2,586,964	$2,490,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$69,847	$87,207
Accrued expenses	143,756	152,536
Income taxes payable	—	20,861
Deferred income taxes	66,478	36,830
Current maturities of long-term debt	810	810

Total current liabilities	280,891	298,244

Deferred income taxes	241,899	246,824
Long-term debt, net	724,560	654,199
Other long-term liabilities	48,967	36,605

Total stockholders’ equity	1,290,647	1,254,273

Total liabilities and stockholders’ equity	$2,586,964	$2,490,145

Note 1
On January 1, 2009, we adopted the provisions of a new accounting standard which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Balance Sheet as of December 31, 2008 has been adjusted to comply with this standard on a retrospective basis.

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2009, June 30, 2009 and September 30, 2008 (Unaudited)
(unaudited)
(in thousands)

	Three months ended,
Revenue	September 30, 2009	June 30, 2009	September 30, 2008
Well Intervention	$254,335	$231,121	$319,798
Rental Tools	100,832	102,533	136,600
Marine	31,288	27,507	33,884

Total Revenues	$386,455	$361,161	$490,282

Gross Profit (1)	September 30, 2009	June 30, 2009	September 30, 2008
Well Intervention	$94,098	$83,607	$150,895
Rental Tools	64,621	69,231	90,178
Marine	12,062	11,055	12,599

Total Gross Profit	$170,781	$163,893	$253,672

Income from Operations	September 30, 2009	June 30, 2009	September 30, 2008
Well Intervention (2)	$31,563	$(65,094)	$90,349
Rental Tools	17,940	20,123	43,628
Marine	5,133	4,920	6,474

Total Income (Loss) from Operations	$54,636	$(40,051)	$140,451

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation and amortization) from revenue for each of the Company’s segments.

(2)	Income from operations in the Well Intervention Segment for the three months ended June 30, 2009 includes a reduction in value of long-lived intangible assets of $92.7 million.